Exhibit 1

SECTION 102 CAPITAL GAIN RESTRICTED STOCK AWARD AGREEMENT

INSPIREMD, INC.

2021 EQUITY COMPENSATION PLAN

1. Grant of Award. Pursuant to the InspireMD, Inc. 2021 Equity Compensation Plan (the “Plan”) for key employees and directors of InspireMD, Inc., a Delaware corporation (the “Company”), and its Subsidiaries (collectively, the “Group”),

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(the “Participant”)

has been granted a Restricted Stock Award (the “Award”) in accordance with Section 8.1(j) of the Plan. The number of shares of Common Stock awarded under this Restricted Stock Award Agreement (this “Agreement”) is amount in words (XXX) shares (the “Awarded Shares”). The “Date of Grant” of this Award is [*]. To receive this Award, the Participant must sign this Agreement and return it to the Company by [*]. This Agreement will be cancelled without a timely signature. By signing this Agreement, the Participant agrees to be bound by the terms and conditions herein, the Plan and any and all conditions established by the Company in connection with Awards issued under the Plan, and the Participant further acknowledges and agrees that this Award does not confer any legal or equitable right (other than those rights constituting the Award itself) against the Company directly or indirectly, or give rise to any cause of action at law or in equity against the Company. The Company has designated the Awarded Shares as Approved 102 Awards (i.e. shares of Common Stock issued pursuant to Section 102(b) of the Ordinance) and held in trust by a trustee for the benefit of the Participant), and has classified them as CGAs that qualify for tax treatment in accordance with the provisions of Section 102(b)(3) of the Ordinance.

2. Subject to Plan. This Agreement is subject to the terms and conditions of the Plan, and the terms of the Plan shall control to the extent not otherwise inconsistent with the provisions of this Agreement. To the extent the terms of the Plan are inconsistent with the provisions of this Agreement, this Agreement shall control. The capitalized terms used herein that are defined in the Plan shall have the same meanings assigned to them in the Plan. This Agreement is subject to any rules promulgated pursuant to the Plan by the Board or the Committee and communicated to the Participant in writing.

3. Vesting. Except as specifically provided in this Agreement and subject to certain restrictions and conditions set forth in the Plan, the Awarded Shares shall vest as follows:

a. One-third (1/3) of the total Awarded Shares (rounded down to the nearest whole share) shall vest on the first anniversary of the Date of Grant, provided that the Participant has continuously provided services to the Group as an employee through that date.

b. An additional one-third (1/3) of the total Awarded Shares (rounded down to the nearest whole share) shall vest on the second anniversary of the Date of Grant, provided that the Participant has continuously provided services to the Group as an employee through that date.

c. The remaining Awarded Shares shall vest on the third anniversary of the Date of Grant, provided that the Participant has continuously provided services to the Group as an employee through that date.

Notwithstanding the foregoing, all of the then unvested Awarded Shares shall vest effective immediately prior to the consummation of a Change in Control, provided that the Participant has continuously provided services to the Group as an employee through the date of the consummation of the Change in Control.

For purposes hereof, “Change in Control” shall mean either of the following:

(a) A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (b) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least 50% of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

For purposes of this Agreement, “Subsidiary” means any entity, whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

4. Forfeiture of Awarded Shares. Awarded Shares that are not vested in accordance with Section 3 shall be forfeited on the date of the Participant’s termination of employment with the Group (the “Termination Date”). Upon forfeiture, all of the Participant’s rights with respect to the forfeited Awarded Shares shall cease and terminate, without any further obligations on the part of the Company or the Group.

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In the event of Participant’s termination of employment by the Group for Cause, all of the vested Awarded Shares shall be forfeited on the Termination Date. If, within six months following the Participant’s termination of employment from the Company for any reason other than for Cause, it is discovered that the Participant’s employment could have been terminated for Cause, such Participant’s employment shall, at the discretion of the Committee, be deemed to have been terminated for Cause for all purposes under the Plan, and the Participant shall be required to repay to the Company all amounts received by the Participant and his or her permitted transferees in connection with Awarded Shares following such termination that would have been forfeited under the Plan had such termination been for Cause. For purposes hereof, “Cause” shall mean, unless otherwise defined in an employment agreement with respect to the termination of the Participant’s employment with the Company (in which case such cause definition and process shall apply in lieu of this paragraph), the occurrence of one or more of the following events, as determined by the Committee in its good faith: (i) misconduct or material failure or refusal to perform (other than by reason of disability or an approved leave of absence), or substantial negligence in the performance of, his or her duties and responsibilities to the Company or any member of the Group; (ii) the Participant’s material breach of any restrictive covenant agreement between the Participant and any member of the Group; (iii) the Participant’s commission of an act or acts constituting a felony or any crime involving moral turpitude or that has or reasonably could be expected to have an adverse effect on any member of the Group, including economically or reputationally; (iv) the Participant’s commission of fraud, embezzlement, theft or other act involving dishonesty; (v) other conduct by the Participant that is or could be reasonably expected to be materially harmful to the business interests or reputation of any member of the Group; (vi) the Participant’s breach of a fiduciary duty owed to the Company or a member of the Group, including acting in conflict with the business interests of any member of the Group; or (vii) the Participant’s material breach of this Agreement or an employment policy or code of conduct of member of the Group.

5. Restrictions on Awarded Shares. Subject to the provisions of the Plan and the terms of this Agreement, from the Date of Grant until the date the Awarded Shares are vested in accordance with Section 3 and are no longer subject to forfeiture in accordance with Section 4 (the “Restriction Period”), the Participant shall not be permitted to sell, transfer, pledge, or assign any of the Awarded Shares or to grant any right thereto. Except for these limitations, the Board or the Committee may in its sole discretion, remove any or all of the restrictions on such Awarded Shares whenever it may determine that, by reason of changes in Applicable Laws or other changes in circumstances arising after the date of this Agreement, such action is appropriate.

6. Legend. Awarded Shares electronically registered in a Participant’s name or a trustee’s name for the benefit of the Participant shall note that such shares are Restricted Stock. If certificates for Awarded Shares are issued, the following legend shall be placed on all such certificates:

On the face of the certificate:

“Transfer of this stock is restricted in accordance with conditions printed on the reverse of this certificate.”

On the reverse:

“The shares of stock evidenced by this certificate are subject to and transferable only in accordance with that certain InspireMD, Inc. 2021 Equity Compensation Plan, a copy of which is on file at the principal office of the Company in Tel-Aviv, Israel and that certain Restricted Stock Award Agreement dated as of [*], by and between the Company and full name. No transfer or pledge of the shares evidenced hereby may be made except in accordance with and subject to the provisions of said Plan and Award Agreement. By acceptance of this certificate, any holder, transferee or pledgee hereof agrees to be bound by all of the provisions of said Plan and Award Agreement.”

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The following legend shall be inserted on a certificate, if issued, evidencing Common Stock issued under the Plan if the shares were not issued in a transaction registered under the applicable federal and state securities laws:

“Shares of stock represented by this certificate have been acquired by the holder for investment and not for resale, transfer or distribution, have been issued pursuant to exemptions from the registration requirements of applicable state and federal securities laws, and may not be offered for sale, sold or transferred other than pursuant to effective registration under such laws, or in transactions otherwise in compliance with such laws, and upon evidence satisfactory to the Company of compliance with such laws, as to which the Company may rely upon an opinion of counsel satisfactory to the Company.”

All Awarded Shares owned by the Participant or registered in the trustee’s name for the benefit of the Participant shall be subject to the terms of this Agreement and shall be represented by a certificate or certificates bearing the foregoing legend.

7. Israeli Tax Ordinance.

a. The Company has designated the Awarded Shares as Approved 102 Awards (i.e. shares of Common Stock issued pursuant to Section 102(b) of the Ordinance) and held in trust by a trustee for the benefit of the Participant), and has classified them as CGAs that qualify for tax treatment in accordance with the provisions of Section 102(b)(3) of the Ordinance.

b. The Awarded Shares including all rights attaching thereto, and other shares received with respect thereto (including cash dividends, stock dividends, and bonus shares), will be allocated or issued to a trustee nominated by the Company and approved in accordance with the provisions of Section 102 of the Ordinance (the “Trustee”), and will be held by the Trustee for the benefit of the Participant for a period of, and will not be delivered to the Participant prior to the expiration of, at least twenty four (24) months from the Date of Grant (the “Trust Period”). Notwithstanding, any cash dividend attributed to the Awarded Shares shall be paid to the Participant subject to the applicable full withholding tax which will be deducted by the Company and/or Trustee.

c. All rights attaching to the Awarded Shares and all rights or shares received by the Participant with respect thereto (including, cash dividends, stock dividends, or bonus shares), will be subject to the same taxation treatment applicable to the Awarded Shares.

d. The Trustee shall not sell or transfer to the Participant any of the Awarded Shares or any right or share received by the Participant with respect thereto prior to the full payment by the Participant of his/her tax liabilities arising from or relating to the Awarded Shares or any right or share related thereto.

8. Delivery of Certificates. If requested by the Participant and subject to the Plan, including those provisions of the Plan regarding the Israeli tax laws applicable to the Awarded Shares being Approved 102 Awards, the Company shall deliver certificates for the Awarded Shares free of restriction under this Agreement promptly after, and only after, the Restriction Period has expired without forfeiture pursuant to Section 5. In connection with the issuance of a certificate for Restricted Stock, the Participant shall endorse such certificate in blank or execute a stock power in a form satisfactory to the Company in blank and deliver such certificate and executed stock power to the Company.

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9. Clawback. Notwithstanding Section 3, if the Participant is an executive officer (as defined under U.S. Securities and Exchange Commission rules) of the Company at any time after the Date of Grant and the Company is required to restate its financial statements, then the Committee may, in its sole and absolute discretion, at any time within two years following such restatement, require the Participant to, and the Participant shall immediately upon notice of such Committee determination, return to the Company any Awarded Shares and pay to the Company in cash the amount of any proceeds received by the Participant from the disposition or transfer of, and any dividends or other distributions of cash or property received by the Participant with respect to, any Awarded Shares, in each case during the period commencing two years before the beginning of the restated financial period and ending on the date of such Committee determination. In addition, any portion of the Awarded Shares that is not vested or has not been exercised by the Participant on the date that the Committee makes such determination shall be immediately and irrevocably forfeited. The Committee shall have the authority and discretion to make any determination regarding the specific implementation of this Section 9 with respect to the Participant. In addition to this Section 9, this Agreement, the Awarded Shares shall be fully subject to the terms and conditions of any “clawback” or compensation recovery policy that is in effect or may later be adopted by the Company in its discretion or imposed under Applicable Laws, each as may be amended and in effect from time to time.

10. Rights of a Stockholder. Except as provided in Sections 5 and 6 above, the next paragraph of this Section 10 and the provisions of the Plan regarding the Israeli tax laws applicable to the Awarded Shares being Approved 102 Awards, the Participant shall have, with respect to his Awarded Shares, all of the rights of a stockholder of the Company, and the right to receive any dividends thereon. Without derogating from Section 7(c) above and subject to any law, any stock dividends paid with respect to Awarded Shares shall at all times be treated as Awarded Shares and shall be subject to all restrictions placed on Awarded Shares.

The Participant hereby irrevocably grants to and appoints a person designated by the board from time to time as the Participant’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Participant, to vote, act by written consent or grant a consent, proxy or approval in respect of the Restricted Shares with respect to any such vote or action by written consent at any time so long as the Restricted Shares are held by the Section 102 Trustee or directly by the employee. The Participant hereby affirms that any such proxy hereby granted shall be irrevocable and shall be deemed coupled with an interest. The Participant agrees to execute and deliver any further powers of attorney, consents, proxies or other agreements necessary or appropriate to give effect to this paragraph.

11. Adjustment to Number of Awarded Shares. The number of Awarded Shares shall be subject to adjustment in accordance with Section 8.1(o) of the Plan.

12. Participant’s Representations. Notwithstanding any of the provisions hereof, the Participant hereby agrees that he or she will not acquire any Awarded Shares, and that the Company will not be obligated to issue any Awarded Shares to the Participant hereunder, if the issuance of such shares shall constitute a violation by the Participant or the Company of any provision of any law or regulation of any governmental authority. Any determination in this connection by the Company shall be final, binding, and conclusive. The rights and obligations of the Company and the rights and obligations of the Participant are subject to all Applicable Laws, rules, and regulations.

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13. Participant’s Acknowledgments.

a.	The Participant acknowledges that copies of the Plan and the agreement between the Company and the Trustee have been made available for his or her review by the Company, and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Award subject to all the terms and provisions thereof; and

b.	The Participant shall comply with all terms and conditions set forth in Section 102(b) of the Ordinance the applicable rules and regulations promulgated thereunder, as amended from time to time; and

c.	The Participant is familiar with, and understands the provisions of, Section 102 of the Ordinance in general, and the tax arrangement under the Section 102(b)(3) in particular, and its tax consequences; the Participant agrees that the Award and the Awarded Shares (or otherwise in relation to the Award), will be held by a trustee appointed pursuant to Section 102 of the Ordinance for at least the duration of the Trust Period. The Participant understands that any release of the Award and the Awarded Shares from trust, or any sale of such share prior to the termination of the Trust Period, will result in taxation at marginal tax rates, in addition to deductions of appropriate social security, health tax contributions or other compulsory payments; and

d.	The Participant agrees to the trust agreement signed between the Company, and the Trustee appointed pursuant to Section 102 of the Ordinance and shall sign all documents requested by the Company or the Trustee, in accordance with and under the trust agreement; and

e.	The Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Board or the Committee, as appropriate, upon any questions arising under the Plan or this Agreement.

14. Law Governing. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Israel (excluding any conflict of laws rule or principle of Israeli law that might refer the governance, construction, or interpretation of this Agreement to the laws of another state).

15. No Right to Continue Service or Employment. Nothing herein shall be construed to confer upon the Participant the right to continue in the employ or to provide services to the Company or the Group, whether as an employee or otherwise, or interfere with or restrict in any way the right of the Company or the Group to discharge the Participant as an employee or otherwise at any time.

16. Legal Construction. In the event that any one or more of the terms, provisions, or agreements that are contained in this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect for any reason, the invalid, illegal, or unenforceable term, provision, or agreement shall not affect any other term, provision, or agreement that is contained in this Agreement and this Agreement shall be construed in all respects as if the invalid, illegal, or unenforceable term, provision, or agreement had never been contained herein.

17. Covenants and Agreements as Independent Agreements. Each of the covenants and agreements that is set forth in this Agreement shall be construed as a covenant and agreement independent of any other provision of this Agreement. The existence of any claim or cause of action of the Participant against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements that are set forth in this Agreement.

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18. Entire Agreement. This Agreement together with the Plan supersede any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter hereof and constitute the sole and only agreements between the parties with respect to the said subject matter. All prior negotiations and agreements between the parties with respect to the subject matter hereof are merged into this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement or the Plan and that any agreement, statement or promise that is not contained in this Agreement or the Plan shall not be valid or binding or of any force or effect.

19. Parties Bound. The terms, provisions, and agreements that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, and permitted successors and assigns, subject to the limitation on assignment expressly set forth herein. No person shall be permitted to acquire any Awarded Shares without first executing and delivering an agreement in the form satisfactory to the Company making such person or entity subject to the restrictions on transfer contained herein.

20. Modification. The Company may amend or modify this Award in any manner to the extent that the Company would have had the authority under the Plan initially to grant such Award, provided that no such amendment or modification shall materially and adversely impair the Participant’s rights under this Agreement without the Participant’s written consent. Other than as provided in the preceding sentence, this Agreement may be amended, modified or supplemented only by an instrument in writing signed by both parties hereto.

21. Headings. The headings that are used in this Agreement are used for reference and convenience purposes only and do not constitute substantive matters to be considered in construing the terms and provisions of this Agreement.

22. Gender and Number. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

23. Notice. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered only when actually received by the Company or by the Participant, as the case may be, at the addresses set forth below, or at such other addresses as they have theretofore specified by written notice delivered in accordance herewith:

a. Notice to the Company shall be addressed and delivered as follows:

InspireMD, Inc.

4 Menorat Hamaor St.

Tel Aviv, Israel

Attn: Craig Shore

Fax: +972-3-6917692

b. Notice to the Participant shall be addressed and delivered as set forth on the signature page.

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24. Tax Requirements. The Participant is hereby advised to consult immediately with his or her own tax advisor regarding the tax consequences of this Agreement. Notwithstanding anything to the contrary, the Company shall be under no duty to ensure, and no representation or commitment is made, that the Award qualify or will qualify under any particular tax treatment (such as Section 102(b) or any other treatment), nor shall the Company be required to take any action for the qualification of any Award under such tax treatment. If the Participant do not qualify under any particular tax treatment it could result in adverse tax consequences to the Participant. By signing below, the Participant agrees that the Company and its respective employees, directors, officers and shareholders shall not be liable for any tax, penalty, interest or cost incurred by the Participant as a result of such determination, nor will any of them have any liability of any kind or nature in the event that, for any reason whatsoever, an Award does not qualify for any particular tax treatment. The Company or, if applicable, any Subsidiary (for purposes of this Section 24, the term “Company” shall be deemed to include any applicable Subsidiary), shall have the right to deduct from all amounts paid in cash or other form in connection with the Plan, any federal, state, local, or other taxes required by the Israeli law and other applicable laws to be withheld in connection with this Award. The Participant may elect to have the Company withhold an additional amount up to the maximum statutory amount in accordance with Company procedures, provided such withholding does not trigger liability accounting under applicable accounting rules. The Company may, in its sole discretion, also require the Participant receiving shares of Common Stock issued under the Plan to pay the Company the amount of any taxes that the Company is required to withhold in connection with the Participant’s income arising with respect to this Award. Such payments shall be required to be made when requested by Company and may be required to be made prior to the delivery of any certificate representing shares of Common Stock, if such certificate is requested by the Participant in accordance with the Plan. Such payment may be made by (i) the delivery of cash to the Company in an amount that equals or exceeds (to avoid the issuance of fractional shares under (iii) below) the required tax withholding obligations of the Company; (ii) if the Company, in its sole discretion, so consents in writing, the actual delivery by the Participant to the Company of shares of Common Stock that the Participant has not acquired from the Company within six (6) months prior thereto, which shares so delivered have an aggregate Fair Market Value that equals or exceeds (to avoid the issuance of fractional shares under (iii) below) the required tax withholding payment; (iii) if the Company, in its sole discretion, so consents in writing, the Company’s withholding of a number of shares to be delivered upon the vesting of this Award, which shares so withheld have an aggregate Fair Market Value that equals (but does not exceed) the required tax withholding payment; or (iv) any combination of (i), (ii), or (iii). The Company may, in its sole discretion, withhold any such taxes from any other cash remuneration otherwise paid by the Company to the Participant.

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[Remainder of Page Intentionally Left Blank.

Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Participant, to evidence his or her consent and approval of all the terms hereof, has duly executed this Agreement, as of the date specified in Section 1 hereof.

COMPANY:

INSPIREMD, INC.

By:
Name:
Title:

PARTICIPANT:

Signature

Name:

Address:

Date of Signature:

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